UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2014

_____________________

NTS, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-32521	11-3618510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Broadway, Lubbock, Texas	79401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (806) 771-5212

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1.	Senior Secured Credit Facilities

General

On June 6, 2014, in connection with the Merger (as defined below), NTS, Inc. a Nevada corporation (“NTS”), entered into a credit agreement and related security and other agreements with Goldman Sachs BDC, Inc., as administrative agent and collateral agent, that provides senior secured financing (the “Credit Facilities”) of up to $45 million, consisting of (a) a term loan facility in an aggregate principal amount of $40 million, with a maturity of five years; and (b) a revolving credit facility in an aggregate principal amount of up to $5 million, with a maturity of five years. In addition, NTS may request one or more incremental term loan facilities up to the sum of $20 million, subject to certain conditions and receipt of commitments by existing or additional lenders.

Proceeds of the term loans drawn on the closing date were used to consummate the Merger (as defined below), to pay off NTS’ existing credit facility and to pay fees and expenses relating to the consummation of the Merger and the Credit Facilities. The revolving facility was undrawn as of the closing date of the Merger.

Interest Rates and Fees

Borrowings under the Credit Facilities bear interest at a rate equal to (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.25% floor in the case of term loans or (b) in the event that a lender determines that changes in market conditions or law make it impracticable to fund or maintain its portion or the loans at the LIBOR rate, a base rate determined by reference to the highest of (i) 2.25%, (ii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System plus 0.50% and (iii) the “Prime Rate” as published by the Wall Street Journal, in each case plus an applicable margin. The applicable margin for borrowings is (a) 9.0% with respect to Eurodollar rate borrowings and 8.0% with respect to base rate borrowings under the term loan facility and the revolving credit facility.

In addition to paying interest on outstanding principal under the Credit Facilities, NTS is required to pay customary agency fees, closing fees and fees on the unused portion of the revolving credit facility.

Amortization and Prepayments

The term loan will require scheduled quarterly payments of $100,000 beginning with the fiscal quarter ending June 30, 2014, with the balance paid at maturity. In addition, NTS is required to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 25% if NTS attains a certain leverage ratio) of NTS’ annual excess cash flow (as defined under the Credit Facilities);

•	100% of the net cash proceeds of certain non-ordinary course asset sales, dispositions of property or casualty events, in each case subject to certain exceptions and provided that NTS may reinvest such proceeds within 360 days, subject to certain conditions;

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Credit Facilities;

•	100% of the proceeds of the issuance of certain equity interests or capital contributions, subject to certain exceptions;

•	100% of the proceeds from certain mandatory non-ordinary course judgments, indemnification payments, purchase price adjustments, tax refunds or pension plan reversions or similar events.

NTS may voluntarily repay outstanding term loans under the Credit Facilities in whole or in part after the first anniversary of the closing date of the Credit Facilities. Amounts voluntarily prepaid (a) after the first anniversary of such closing date and on or prior to the second anniversary of such closing date, are subject to a 2.0% prepayment premium and (b) after the second anniversary and before the third anniversary of such closing date, are subject to a 1.0% prepayment premium. After the third anniversary of such closing date, there is no prepayment premium.

In the event that NTS is required to prepay loans under certain of the circumstances described above on or prior to the first anniversary after the closing date of the Credit Facilities, it will be required to pay a prepayment premium equal to the present value of the interest that would have accrued on the principal repaid plus 2.0% of the amount repaid.

Collateral and Guarantors

All obligations under the Credit Facilities are unconditionally guaranteed by Holdings (as defined below) and each of Holdings’ existing and future direct and indirect, domestic and foreign subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of NTS’ capital stock and substantially all of NTS’ assets and those of the Holdings and each subsidiary guarantor, including capital stock of the subsidiary guarantors, in each case subject to certain exceptions. Such security interests will consist of a first-priority lien with respect to the collateral.

Restrictive Covenants and Other Matters

The Credit Facilities contain certain customary affirmative covenants and events of default (including upon a change of control). The negative covenants in the Credit Facilities include, among other things, limitations (none of which are absolute) on the ability of NTS and its restricted subsidiaries to: (i) incur additional debt; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of its capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of the assets; (vi) enter into certain transactions with affiliates; (vii) enter into sale-leaseback transactions; (viii) change the lines of business; (ix) change NTS’ fiscal year; and (x) modify the terms of certain debt or organizational agreements. The Credit Facilities also provide for certain financial covenants including total leverage ratio and fixed charge coverage ratio that will be tested quarterly.

Certain Relationships

The lender and their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for NTS and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders acted as lenders and/or agents under, and as consideration therefore received customary fees and expenses in connection with, the Credit Facilities.

Item 1.02	Termination of a Material Definitive Agreement.

On June 6, 2014, in connection with the closing of the Merger (as defined below), NTS terminated the Term Loan, Guarantee and Security Agreement, dated as of October 6, 2011, by and among ICON Agent, LLC (as agent for the lenders signatory thereto), Xfone, Inc. (as a guarantor), Xfone USA, Inc., NTS Communications, Inc., Gulf Coast Utilities, Inc., ExPeTel Communications, Inc., NTS Construction Company, Garey M. Wallace Company, Inc., Midcom of Arizona, Inc., Communications Brokers, Inc., and NTS Management Company, LLC (as the borrower), and the other credit parties signatory thereto (the “Credit Agreement”). In connection with such termination, the borrowers under the Credit Agreement are required to pay a prepayment fee of 3% of the principal amount of the loan thereunder.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 6, 2014, T3 North Intermediate Holdings, Inc. (f/k/a T3 North Intermediate Holdings, LLC, “Holdings”), an affiliate of Tower Three Partners LLC (“Tower Three”) completed the previously announced acquisition of NTS through the merger of North Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”), with and into NTS (the “Merger”), with NTS continuing as the surviving corporation and becoming a direct wholly owned subsidiary of Holdings, pursuant to the Agreement and Plan of Merger, dated as of October 20, 2013, by and among Holdings, NTS and Merger Sub (as amended, the “Merger Agreement”). The Merger Agreement was approved and adopted by NTS’ stockholders at a special meeting held on February 26, 2014.

On the terms and subject to the conditions set forth in the Merger Agreement: (1) each share of common stock, par value $0.001 per share, of NTS (the “NTS Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than the Rollover Shares (as defined below), shares of NTS Common Stock owned by NTS or any of its subsidiaries as treasury stock or shares of NTS Common Stock owned directly by Holdings, Merger Sub or any affiliate of Holdings) was cancelled and ceased to have any rights except the right to receive $2.00 per share in cash without interest and less any applicable tax withholding; (2) each option to acquire NTS Common Stock outstanding and unexercised immediately prior to the effective time of the Merger was cancelled and extinguished and converted into the right to receive cash consideration equal to the product of (a) the total number of shares of NTS Common Stock previously subject to such option, and (b) the excess, if any, of $2.00 per share over the exercise price per share of NTS Common Stock previously subject to such option, less any applicable tax withholding; and (3) all warrants to purchase NTS Common Stock outstanding immediately prior to the effective time of the Merger were cancelled, and extinguished and converted into the right to receive cash consideration equal to the product of (x) the total number of shares of NTS Common Stock previously subject to such warrant, and (y) the excess, if any, of $2.00 per share over the exercise price per share of NTS Common Stock previously subject to such warrant, less any applicable tax withholding.

Pursuant to the terms of a rollover agreement entered into in connection with the execution of the Merger Agreement, certain shares of NTS Common Stock beneficially owned by Guy Nissenson, the Company’s President and Chief Executive Officer (the “Rollover Shares”) were, prior to the effective time of the Merger, exchanged by Mr. Nissenson for shares of capital stock of an affiliate of Holdings.

Trading in NTS Common Stock on the NYSE MKT LLC (f/k/a NYSE Amex LLC, the “NYSE MKT”) has been suspended as of the close of trading on June 6, 2014. Trading in NTS Common Stock on the Tel Aviv Stock Exchange Ltd. will be suspended as of the opening of trading on June 8, 2014.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement was filed as Exhibit 2.1 to NTS’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2013. The first amendment to the Merger Agreement was filed as Exhibit 2.1 to NTS’s Current Report on Form 8-K filed with the SEC on April 14, 2014, and the second amendment to the Merger Agreement was filed as Exhibit 2.1 to NTS’s Current Report on Form 8-K filed with the SEC on May 15, 2014.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth in Item 2.01 is incorporated herein by reference.

On June 6, 2014, in connection with the Merger, NTS notified the NYSE MKT that the Merger had been completed and requested that trading of NTS Common Stock on the NYSE MKT be suspended as of the close of trading on June 6, 2014. NTS also requested that the NYSE MKT file with the SEC an application on Form 25 to delist NTS Common Stock and deregister NTS Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). NTS intends to file with the SEC a Form 15 to suspend NTS’s reporting obligations under Sections 13 and 15(d) of the Exchange Act as promptly as practicable.

Item 3.03	Material Modifications to Rights of Security Holders.

The information set forth in Items 2.01 and 5.03 is incorporated by reference herein.

Effective upon the closing of the Merger, NTS’s stockholders immediately prior to the effective time of the Merger ceased to have any rights as stockholders of NTS (other than their right to receive the applicable merger consideration).

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 2.01 is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, each of the following members of the board of directors of NTS resigned from the board of directors of NTS, and all committees thereof: Guy Nissenson, Shemer S. Schwarz, Arie Rosenfeld, Timothy M. Farrar, Alan L. Bazaar, Don Carlos Bell III, Andrew J. MacMillan, Jeffrey E. Eberwein and Richard K. Coleman, Jr. As of the effective time of the Merger, Holdings, as the sole stockholder of NTS, elected William D. Forrest as the sole member of NTS’ board of directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective upon the closing of the Merger, the articles of incorporation and bylaws of NTS were amended and restated in their entirety. The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of NTS are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of NTS, Inc.
3.2	Amended and Restated Bylaws of NTS, Inc.

*Incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTS, Inc.

By:	/s/ Niv Krikov
Name:	Niv Krikov
Title:	Chief Financial Officer

Date: June 6, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of NTS, Inc.

3.2	Amended and Restated Bylaws of NTS, Inc.

*Incorporated by reference.